As filed with the Securities and Exchange Commission on June 11, 1999

                                                      Registration No. 333-


                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                             _______________

                                FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                             _______________

                       THE KUSHNER-LOCKE COMPANY
          (Exact name of registrant as specified in its charter)

         CALIFORNIA                                   95-4079057
(State or other jurisdiction of                    (I.R.S. Employer
 incorporation or organization)                  Identification No.)

                   11601 WILSHIRE BOULEVARD, 21ST FLOOR
                     LOS ANGELES, CALIFORNIA 90025
                             (310) 481-2000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             DONALD KUSHNER
                        THE KUSHNER-LOCKE COMPANY
                   11601 WILSHIRE BOULEVARD, 21ST FLOOR
                      LOS ANGELES, CALIFORNIA 90025
                            (310) 481-2000

        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            _______________


Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]



                     CALCULATION OF REGISTRATION FEE

<CAPTIONS>
                                      Proposed     Proposed
                                      Maximum      Maximum
                                      Aggregate    Amount of
Title of Shares     Amount To         Price Per    Offering     Registration
To Be Registered    Be Registered     Unit (1)     Price (1)    Fee (1)
----------------    -------------     -------      --------     -------

Common Stock,
   without par
   value           468,883 shares     $11.75      $5,509,375    $1,531.61


(1) Estimated solely for purpose of calculating the registration fee based upon the average of the high and low prices of the common stock reported on the Nasdaq National Market on June 7, 1999 and calculated in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


The information in this prospectus is not complete and may be changed. These securities may not be sold nor may others to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED JUNE 11, 1999

                               PROSPECTUS

                             468,883 SHARES

                       COMMON STOCK, NO PAR VALUE

                       THE KUSHNER-LOCKE COMPANY

The shareholder of The Kushner-Locke Company listed on page 15 may offer and sell up to 468,883 shares of Kushner-Locke common stock under this prospectus. We will not receive any part of the proceeds from any such sale.

Our common stock is listed on the NASDAQ National Market under the symbol KLOC and on the Pacific Stock Exchange under the symbol KLO.

    This investment involves a high degree of risk. See "Risk Factors" beginning on page 4 for a discussion of some of these risks.
                            _______________


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is June ___, 1999

                           ABOUT KUSHNER-LOCKE

GENERAL

The Kushner-Locke Company is a leading independent entertainment company which principally develops, produces, and distributes original feature films and television programming. Our feature films are developed and produced for the theatrical, made-for-video and pay cable motion picture markets. Our television programming has included television series, mini-series, movies-for-television, animation, reality and game show programming for the major networks, cable television, first-run syndication and international markets.

We established our feature film production operations in 1993. In 1994, we established an international theatrical film subsidiary to expand into foreign theatrical distribution. In 1995, we formed KLC/New City Tele-Ventures ("KLC/New City"), a joint venture 82.5% owned by us, to acquire films for distribution through emerging new delivery systems, including pay cable, pay-per-view, basic cable, video-on-demand and satellite systems. In late 1997, we acquired control of 800-U.S. Search, a leading provider of fee-based public record search and other customized individual reference services. In February 1998, we established KL/Phoenix, an 80% owned entity, which distributes feature films, television and video product throughout Latin America and to launch a 24 hour Spanish language movie channel called Gran Canal Latino.

In 1997 we entered into an agreement in principle with Universal Studios, Inc., whereby we have the right to distribute in international territories up to nine moderate to high-budget motion pictures over a three-year period.

Our feature film activities can be grouped into three areas: production and distribution of a limited number of higher-budget films intended for wide-screen domestic theatrical release, production and distribution of low-to-moderate budget films released direct-to-video or on pay cable television, and distribution licensing of acquired film rights. Some of our low-to-moderate budget films may have a limited theatrical release or a pay cable premiere before being released in home video.

In addition, we continue to acquire domestic cable rights for films for distribution through KLC/New City, including over 125 low budget feature films which are distributed to the pay-per-view, pay cable, basic cable and other ancillary markets. We also continue to acquire the international distribution rights to films for distribution through Kushner Locke International, Inc.

Since we commenced our business in 1983, we have produced or distributed over 1,000 hours of original television programming, including various television series, movies-for-television and mini-series.

We own 50% of TV First, a partnership that purchases media time for Christian music infomercials and commenced retail marketing of compact discs and audio and video cassettes in fiscal 1999.

Our executive offices are located at 11601 Wilshire Boulevard, Suite 2100, Los Angeles, California 90025, and our telephone number is (310) 481-2000.


800-U.S. SEARCH

800-U.S. SEARCH, an 80% owned subsidiary, is a leading provider of fee-based public record search and other customized individual reference services. Search uses a wide variety of public records and other publicly available information pertaining to individuals.

Search's services are marketed through its branded "Public Records Portal" Internet Website 1800USSEARCH.COM and through its direct response 1 (800) US-SEARCH telephone number. In January 1999, Search introduced Internet based "Instant Searches," which instantly displays the results of people locate searches and national death certificate searches. Search operates a 24 hour, seven days a week sales and service center, where its employees research, aggregate and cross-check data from a wide variety of sources. Research results are placed in a pre-formatted template and then delivered to Search's customers via e-mail, fax or U.S. mail.

Search continues to develop new technologies to provide access to public record information databases in a convenient, cost-saving and valuable way.

Search's executive offices are located at 9107 Wilshire Blvd., Suite 700, Beverly Hills, California 90210, and its telephone number is (310) 553-7000.

In November 1998, we launched Gran Canal Latino, our first satellite channel, through KL/Phoenix. KL/Phoenix is a newly-formed 80%-owned subsidiary. Gran Canal Latino broadcasts 24 hours a day, with a selection of Spanish language films mostly from Spain. Gran Canal Latino's satellite transmission reaches the United States and all of Latin America including Mexico. Under a distributor arrangement with Enrique Cerezo, we are broadcasting selections from 1,500 Spanish language movie titles.


                              RISK FACTORS

An investment in our common stock involves a high degree or risk. You should be aware of the following risks in addition to those risk factors included in the remainder of this prospectus that may affect our business and results of operations and the common stock. We caution you, however, that this list of risk factors may not be exhaustive.


We may need additional working capital that may not be available

We require substantial working capital to fund our current business and potential future growth. We have experienced negative cash flow from operations over the past three fiscal years and expect to continue to experience significant negative cash flow from operations in the future. We currently believe that we may need to raise additional capital to fund all the activities in our current business plan for the next 12 months. We may need additional capital to:

-- support more rapid production and distribution, -- develop new or enhanced products or services, -- respond to competitive pressures,
-- acquire complementary businesses or technologies, -- provide additional working capital to fund the operations of Search, or -- respond to unanticipated events.

We may be unable to raise additional funds when needed on terms we consider to be favorable or acceptable. If funds are unavailable when required or on acceptable terms, we may be unable to develop or enhance our products or services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. Any of such limitations could materially and adversely effect our business, financial condition and prospects. Any possible debt financing, including further increases of our syndicated revolving credit agreement, if available, may involve covenants limiting or restricting our operations or future opportunities.


If we raise additional working capital we could dilute existing shareholders

Any additional working capital in the form of equity financing may dilute existing shareholders. If new equity securities are issued, the percentage ownership of our shareholders before the issuance will be reduced and the net book value of their shares may be diluted.

Our quarterly results fluctuate significantly

Our operating revenues, cash flow and net earnings historically have fluctuated significantly from quarter to quarter, depending in large part on the delivery or availability dates of our programs and product and the amount of production costs incurred and amortized in the period. Therefore, year-to-year comparisons of quarterly results may not be meaningful and quarterly results during the course of a fiscal year may not be indicative of results expected for the entire fiscal year.


We have experienced substantial net losses

Primarily as a result of significant net losses in fiscal 1993, 1994, 1995, 1997 and 1998 and through March 31, 1999 of fiscal 1999, we had an accumulated deficit of $24,655,000 at March 31, 1999.


We depend on a limited number of projects

We depend on a limited number of films, television programs and other projects that change from period to period for a substantial percentage of our revenues. The change in projects from period to period is due principally to the opportunities available to us and to audience response to our films and programs which are unpredictable and subject to change. During fiscal 1998, we recognized approximately 35% of revenues from the delivery and/or availability of 25 feature films, and approximately 24% of revenues from the delivery and/or availability of a network series and two first run syndication television series. During fiscal 1997, we recognized approximately 35% of revenues from the delivery and/or availability of 18 feature films and approximately 40% of revenues from the delivery and/or availability of two network series and two first run syndication television series.

The loss of a major project, unless replaced by new projects, or the failure or less-than-expected performance of a major project could have a material adverse effect on our results of operations and financial condition as well as the market price of our securities. We may be unable to generate the same level of new projects as we have in the past. Further, the projects we release may be unsuccessful.


Our accounting policies for program and film revenues may result in significant write-downs

We generally recognize revenues from a program or film when it is either delivered or available for delivery. Capitalized production costs are amortized each period based upon the current period's gross revenues versus management's estimate of anticipated total gross revenues from the program or film during its useful life. Accordingly, if management reduces its estimate of the future revenues of a program or film, a significant write-down and a corresponding decrease in earnings could result in the quarter and fiscal year in which the write-down is taken.

We depend on certain key employees

KUSHNER-LOCKE. We are dependent on the efforts and abilities of Donald Kushner and Peter Locke, our founders and principal executive officers, and certain other members of senior management. We have obtained and we are the beneficiary of term life insurance policies on each of the lives of Messrs. Kushner and Locke in the amount of $5,000,000 each. Our business or prospects may be materially adversely affected if Messrs. Kushner or Locke, or one or more other key personnel were to leave.

Our syndicated revolving credit agreement with Chase Manhattan Bank, as agent, includes as events of default:

-- the failure of either Messrs. Kushner or Locke to be our Chief Executive
   Officer, or

-- any person or group acquiring ownership or control of our capital stock having voting power greater than the voting power at the time controlled by Messrs. Kushner and Locke combined (other than an institutional investor able to report its holdings on Schedule 13G which holds no more than 15% of the voting power).

If one of the described events of default occurred, the bank may not waive the default.

SEARCH. Search's success also depends to a significant degree upon the continued contributions of its executive management team, including [Peter Locke and Donald Kushner]. Search's success will also depend upon its technical, marketing and sales personnel as well as its ability to attract and retain additional highly qualified employees in all of these areas to supplement existing personnel. Search's employees, including its senior management, generally may terminate their employment with Search at any time and competition for qualified employees is intense. The process of locating and hiring personnel with the combination of skills and attributes required to carry out Search's strategy is often lengthy and potentially costly. The loss of the services of key personnel or the inability to attract additional qualified personnel to supplement or, if necessary, to replace existing personnel, could have a material adverse effect on our business and prospects.


The costs for our television programming or films may be less than initial revenue

The revenues from pre-sales, output arrangements and the initial licensing of television programming or films may be less than the associated production costs. Our ability to cover the production costs of particular programs or films is dependent upon the availability, timing and the amount of revenues obtained from third parties. In any event, we are generally required to fund at least a portion of production costs, pending receipt of revenues, out of our lines of credit or working capital. Although our strategy generally is not to commence principal photography without first obtaining commitments which cover all or substantially all of the budgeted production costs, from time to time we may commence principal photography without these commitments. In the past, we have commenced principal photography on a limited number of projects before obtaining commitments which cover substantially all of the budgeted production costs but were able subsequently to obtain commitments to cover substantially all of these costs. Each project was one which we believed would be successful and for which we determined it was necessary to begin principal photography quickly. We may be unable to cover project costs in the future if we were to undertake projects before making adequate pre-sales.


The television and feature film industries are very risky

The production and distribution of feature films and television programs involves a substantial degree of risk. The success of an individual feature film or television program depends upon subjective factors, such as the personal tastes of the public and critics, and alternative forms of entertainment. These factors do not necessarily bear a direct correlation to the costs of production and distribution. There is a risk that some or all of our projects will not be successful, resulting in costs not being recouped and losses from the project.


As we shift towards more film projects from television programs, receipts of revenues are delayed

Networks typically pay license fees for television projects equal to approximately 70-90% of the production budget as the project is being produced. Foreign sales, which are typically paid when the project is made available or delivered to broadcasters, usually cover the remainder of the production budget. However, with feature film production, approximately 80-100% of the production budget is covered by foreign and domestic sales which are typically not paid until the project is available for release in different media. We have become increasingly subject to the risk of the longer lead times for completion of new product and receipt of related cash flow from feature films as we have shifted to a mix of network television and feature films from exclusively network television programs.


Our businesses are in highly competitive industries

KUSHNER-LOCKE. Competition in the motion picture, television and satellite distribution industries is intense. We compete with the major motion picture studios, numerous independent producers of feature films and television programming and the major U.S. networks for the services of actors, other creative and technical personnel, creative material and, in the case of network television programming, for the limited number of time slots for episodic series, movies-of-the-week and mini-series. Many of our principal competitors have greater financial, distribution, technical and creative resources than we do.

The Federal Communications Commission ("FCC") repealed its financial interest and syndication rules, effective as of September 21, 1995. Those FCC rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the three established, major U.S. television networks (i.e., ABC, CBS and NBC) to own and syndicate television programming. We believe that there has been an increase in in-house productions of programming for the networks' own use and potentially a decrease of programming from independent suppliers such as us.

SEARCH. The individual reference service industry is highly competitive and highly fragmented. Search's primary current competitors in the area of person locator searches include major telephone companies and other third parties who publish free printed or electronic directories and private investigation firms. Search's primary competitors for individual background searches include these companies and firms, as well as LEXIS-NEXIS, a division of Reed Elsevier Inc., The Dun & Bradstreet Corporation, Reuters Limited, Avert, Inc., and a significant number of companies operating on either a national scale or a local or regional basis. Many of these companies have greater financial and marketing resources than Search and may have significant competitive advantages through other lines of business and existing business relationships.

Search also competes with online services and other Web site operators, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising space or programs. Furthermore, additional major Internet and other companies with financial and other resources greater than those of Search may introduce new Internet products and services in direct competition with Search. Search's competitors or potential competitors may develop services that are superior to those of Search, develop services less expensive than those of Search or achieve greater market acceptance with their services than Search achieves with its services.


We depend on strategic relationships in the Internet market

An important element of Search's current business strategy is to enter into agreements with Internet companies to direct and attract traffic to Search's Web site. Search has recently entered into agreements with Internet companies to expand opportunities to attract page views to Search's Web site and generate sales and expects to enter into similar agreements in the future. Search anticipates that certain up-front and continuing payments and royalty payments under these agreements will constitute a significant portion of its expenses in future periods. Search's success will depend upon its ability to maintain these relationships and develop additional relationships, and upon these arrangements generating page views to Search's Web site and ultimately sales of our services. Search may not maintain its existing relationships or enter into new relationships with Internet companies, and Search may not generate sales from these relationships. Any early termination of certain existing agreements, or failure after termination to enter into or to renew agreements with Internet companies on terms favorable to Search, could have a material adverse effect on our business, results of operations and prospects.


We may not be successful in promoting and maintaining awareness of the 1-800-USSEARCH brand

We believe that establishing and maintaining the 1-800-USSearch brand through its marketing campaign and creation of consumer confidence in Search's services is critical to its efforts to attract customers to its Web site. We will be unsuccessful in promoting and maintaining Search's brand if Search's capital resources are not sufficient to maintain current and anticipated future levels of advertising or if customers do not perceive the content of Search's services to be of high quality. Our financial condition and results of operations may be materially and adversely affected as Search incurs additional expenses to improve its services and promote and maintain its brand.

Our plan to offer new services may not be successful

Search plans to introduce new and expanded services in order to generate additional revenues and attract more customers. Search may be unable to offer new services in a cost-effective or timely manner or customers may not accept any of these efforts. If offered and accepted, these new services may be unprofitable. Any new service launched by Search that is not favorably received by customers could damage Search's reputation for existing services or its brand name.

Expansion of Search's services will also require significant additional capital and development and may strain our management, financial and operational resources. Search's inability to generate revenues from expanded services sufficient to offset their cost could have a material adverse effect on our financial condition and results of operations. Finally, certain new services, like background checks, may be subject to state licensing requirements. We may be unable to offer these services in one or more jurisdictions if Search is unable to obtain required licenses.


We may not adequately respond to rapidly changing technology, standards and consumer demands in our markets

The markets for Search's services are characterized by rapidly changing technology, emerging industry standards and customer requirements that are subject to rapid change and frequent new service introductions. These characteristics are exacerbated by the emerging nature of the electronic commerce market and the expectation that many companies may introduce new Internet products and services addressing this market in the near future. Search may be unsuccessful in developing new services or enhancing its existing service on a timely basis. If Search develops new services or enhances existing services, these services may not effectively address customer requirements and achieve market acceptance. Our business results of operations and prospects would be materially and adversely affected if Search, for technological or other reasons, is unable to develop and enhance these services in a manner compatible with emerging industry standards and that allows it to attract and expand a customer base.


We face risks associated with government regulation

LOCAL CONTENT AND QUOTA REQUIREMENTS. Our programming may be subject to local content and quota requirements, and/or other limitations, in international markets which prohibit or limit the amount of programming produced outside of the local market. These restrictions, or new or different restrictions, could have an adverse impact on our operations in the future should we be unable to perform under those requirements or limitations. We believe these requirements have not affected our licensing of programs in international markets to date.

FCRA AND ADA. In connection with certain services Search provides, particularly individual background checks used for employment purposes, Search may be considered a "consumer reporting agency" as this term is used in the Fair Credit Reporting Act ("FCRA") and, therefore, may be required to comply with the various consumer credit disclosure requirements of the FCRA. While Search intends to comply with the FCRA as a "consumer reporting agency" in connection with providing individual background checks for employment purposes in the future, the procedures which we implement may be deemed insufficient.

Search's limited procedures to date to avoid being regulated as a consumer reporting agency by attempting to restrict its individual background check service to permissible purposes (which excludes employment purposes). However, these procedures may be deemed insufficient. Willful or negligent noncompliance with the FCRA, including with respect to Search's prior operations, could result in civil liability to the subjects of reports.

The Americans with Disabilities Act of 1990 ("ADA") contains pre-employment inquiry and confidentiality restrictions designed to prevent discrimination in the hiring process against individuals with disabilities. The ADA regulates the use by Search's customers of certain information sold to them, both in respect to the type of information and the timing of its use. A number of states have laws similar to the FCRA, and some states have laws more restrictive than the ADA. Many state laws limit the type of information which can be made available to the public. Certain state laws may require Search to be licensed in order to conduct its background check business within those states. Customers in these states can access Search's Web site, which may subject Search to the laws of these states because its residents order services through Search's Web site and Search mails, faxes or e-mails reports to the resident within the state. In the event Search is determined to have violated any of the applicable federal or state laws, Search could be subject to substantial civil and/or criminal liability which would have a material adverse effect on our business and prospects.

PRIVACY AND CONSUMER ISSUES. Many privacy and consumer advocates and federal regulators have become increasingly concerned with the use of personal information, particularly consumer credit reports (which Search does not provide). Search uses the social security numbers of individuals to search various databases, including those of consumer credit reporting agencies. Various federal regulators and organized groups have attempted and continue attempting to adopt new or additional federal and state legislation to regulate the use of personal information. Federal and/or state laws relating to access and use of personal information, in particular, and privacy and civil rights, in general, amended or enacted in the future could materially adversely impact our business and prospects.

GENERAL BUSINESS ISSUES. Search is also subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. A number of new or changed laws, governmental policies and/or regulations may be adopted, or cases may be decided, with respect to the Internet or commercial online services covering issues such as property ownership, user privacy, libel, pricing, acceptable content, copyrights, trademarks and/or other intellectual property rights, distribution, taxation, access charges and other fees, and quality of products and services. These laws, governmental policies and/or regulations could significantly increase the costs incurred by Internet Service Providers ("ISPs"), and the increased costs could be passed along ultimately to end users, including Search. These cost increases could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material adverse effect on our business, results of operations and prospects. Certain telephone carriers have petitioned governmental bodies to regulate ISPs and online service providers in a manner similar to long distance telephone carriers and to impose access fees on ISPs and online service providers. The carriers are concerned because of the Internet's increasing burden on the existing telecommunications infrastructure and resulting interruptions in phone service, the present policy of the Federal Communications commission of not imposing access charges or Universal

Service Fund funding obligations on ISPs, the ability of ISPs to route long distance telephone-type traffic over the Internet in competition with the services of traditional long distance telephone carriers, or for other competitive concerns. The costs of communicating on the Internet would increase substantially if any of these petitions or the relief sought therein is granted, potentially adversely affecting the growth in use of the Internet.

It is possible that the governments of other states or foreign countries might attempt to regulate Search's business or levy sales or other taxes relating specifically to the activities engaged in by Search due to the global nature of the Internet. Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject Search to additional state sales and income taxes. There is no assurance that state or foreign governments will not allege or charge violations of local laws, that Search might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our financial condition and results of operations.


Search may be unable to acquire or maintain relevant domain names and may be unable to prevent third parties from acquiring similar domain names

Search currently holds various Web domain names relating to its brand, including the 1800USSEARCH.COM domain name. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names and this regulation is subject to change. As a result of changes in government regulation, Search may be unable to acquire or maintain relevant domain names in some or all of the countries in which it conducts business.

The relationships between regulation governing domain names and laws protecting trademarks and similar proprietary right, is uncertain at present. Accordingly, Search may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition, results of operations and prospects.


We could face problems related to the "Year 2000 Issue"

The "Year 2000 Issue" is typically the result of certain firmware limitations and of limitations of certain software written using two digits rather than four to define the applicable year. If software and firmware with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, interruptions in customer service operations, a temporary inability to process transactions, conduct searches, or engage in similar normal business activities.

We have upgraded or replaced virtually all firmware in part to mitigate Year 2000 exposure. We utilize off-the-shelf and custom software developed internally and by third parties. We believe that our off-the-shelf software is Year 2000 compliant. However, there is no assurance that we will not be required to modify or replace significant portions of our software so that our systems will function properly with respect to dates in the year 2000 and thereafter. We are engaged in a two-phase process to evaluate our internal status with respect to the Year 2000 issue. In phase one, we are completing a Year 2000 evaluation, including Information Technology ("IT") systems, non-IT systems, and critical third-party entities with which we transact business. Either of the following problems could have a material adverse effect on our business, financial condition, results of operations and prospects: (1) our failure to make, or timely complete, required modifications to existing software and firmware or conversions to new software or firmware; or (2) a malfunction in software or firmware used on computer systems utilized by our service providers. Further, our failure to successfully resolve these issues could result in a shut-down of some or a substantial portion of our operations (including those of Search), which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Search depends on information contained primarily in electronic format in Internet databases and computer systems maintained by third parties. The disruption of these third-party systems and the supply of information provided through these systems could have a material adverse effect on Search's, and therefore our, business, financial condition, results of operations and prospects. In addition, Search relies on the integration of various systems in aggregating the content from multiple sources. The failure of any of those systems as a result of Year 2000 compliance issues could prevent Search from delivering its products and services, which could have a material adverse effect on Search's, and therefore our, business, financial condition, results of operations and prospects. Search does not currently have any information concerning the Year 2000 compliance status of its customers and their Internet service providers. In the event that substantial numbers of Internet users do not successfully and timely achieve Year 2000 compliance, Search's, and therefore our, business, financial condition, results of operations and prospects could be adversely affected.

We are developing a comprehensive contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations, and in particular those related to Search. There is no assurance that our contingency plan will adequately address all Year 2000 issues. Our failure to implement, if necessary, an appropriate contingency plan could have a material impact on our business, financial condition, results of operations and prospects.

Finally, we are also vulnerable to external forces that might generally affect industry and commerce, such as utility or transportation company or Internet Year 2000 compliance failures and related service interruptions. Any significant interruption of general access to the Internet, or the customary function and operations of, the Internet could have a material adverse effect on our business, financial condition, results of operations and prospects. Some commentators have predicted significant litigation regarding Year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

We currently believe that this issue will not pose significant operational problems, however delays in the modification or conversion of our or Search's systems, or those of our or Search's vendors and suppliers of services, or the failure to fully identify all Year 2000 dependencies in the systems could have a material adverse effect on the our business, financial condition, results of operations and prospects.

Until the completion of phase one, we cannot quantify the impact of the Year 2000 issue. However, failure of critical internal IT systems, non-IT systems, third-party vendors and financial institutions may limit or prevent is from performing services for our customers, and could have a material adverse effect on our business, financial condition, results of operations and prospects. Through March 31, 1999 we incurred no material year 2000 remediation costs, and presently anticipate incurring no material remediation costs in the future.


We may face labor problems as a result of collective bargaining agreements

We and certain of our subsidiaries are parties to several collective bargaining agreements. Our union contracts are industry-wide and our labor relations are not entirely dependent on our activities or decisions alone. A labor dispute or strike could have a material adverse effect on our future business, results of operations and prospects.


We do not plan to pay and are restricted from paying cash dividends

We have never paid any cash dividends and have no present intention to declare or to pay cash dividends. The payment of dividends also is restricted by covenants in our credit agreement and the indentures and fiscal agency agreements under which our Convertible Subordinated Debentures were issued. It is our present policy to retain any earnings to finance our business growth and development.


We can not guarantee an adequate market for our common stock

Our common stock is currently listed on the NASDAQ National Market. We may be unable to maintain our listings. It is possible that no adequate market for our common stock will exist or, if it exist, that it will continue.


Shares available for futures sale may depress the market price of our common stock

Substantially all of the 13,644,291 shares of common stock outstanding as of June 3, 1999 and the 2,965,019 shares of common stock issuable upon exercise of outstanding options or warrants or upon conversion of outstanding convertible subordinated debentures will be freely tradeable in the public markets pursuant to a registration statement or available exemption from registration. Approximately 2,070,102 of these shares are issuable at or below $10.00 per share. The availability or perception of availability of shares for public sale may have a depressive effect on the market price of the common stock.


            SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

You should be aware that this prospectus contains forward-looking statements. Forward looking statements discuss future expectations, contain projections of results of operations or financial condition, or general business prospects. Words such as "expects," "may," "will," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions often identify forward-looking statements. The forward-looking statements in this prospectus reflect the good faith judgment of our management. However, forward-looking statements can only be based on facts and factors currently known. Consequently, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You should carefully consider the risk factors described above together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase any securities.


                   WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, or the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "HTTP://WWW.SEC.GOV" or on our Website at "HTTP://WWW.KUSHNER-LOCKE.COM."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

-- Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 as amended on Forms 10-K/A filed on January 28, 1999 and February 22, 1999.

-- Our quarterly report on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999.

-- Our Proxy Statement dated April 29, 1999.

-- Our Current Reports on Form 8-K filed on October 27, 1998, April 16, 1999 and May 3, 1999.

-- Our registration statement on Form 8-A filed on July 16, 1996.

We will provide a copy of the documents incorporated by reference upon your request. You may request a copy of these filings, at no cost, by writing or telephoning our Senior Vice President and Chief Financial Officer, Mr. Robert Swan, at the following address:

  The Kushner-Locke Company
  11601 Wilshire Blvd. 21st Floor
  Los Angeles, California 90025
  (310) 481-2000

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                             USE OF PROCEEDS

All net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholder. Accordingly, we will receive no proceeds from the sale of these securities.


                           SELLING SHAREHOLDER

An aggregate of 468,883 shares of common stock are being registered in this offering for the account of the selling shareholder. The selling shareholder may sell its shares commencing on the effective date of the registration statement of which this prospectus is a part. Sales of the common stock may depress the price of the common stock in any market for the common stock.

The table below presents certain information with respect to the selling shareholder for whom we are registering securities for resale to the public. The selling shareholder has not held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock.


        Selling            Shares Owned         Number of      Shares Owned
      Shareholder        Prior to Offering   Shares Offered   After Offering
      -----------        -----------------   --------------   --------------

The Harvey
Entertainment Company       468,883             468,883            0



                           PLAN OF DISTRIBUTION

We will pay all of the expenses, including, but not limited to, fees and expenses of compliance with federal and state securities or blue sky laws, incident to the registration of the shares, other than underwriting discounts and selling commissions, and fees or expenses, if any, of counsel or other advisors retained by the selling shareholder.

The selling shareholder may offer the securities covered by this Prospectus at various times in one or more of the following transactions:

-- on the National Association of Securities Dealers Automated Quotation
   System National Market;

-- on the Pacific Stock Exchange;

-- in a transaction other than on such market or exchange;

-- in connection with short sales of the securities;

-- by pledge to secure debts and other obligations;

-- in connection with the writing of non-traded and exchange traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

-- in a combination of any of the above transactions.

The selling shareholder may sell its securities at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholder may use broker-dealers to sell its securities. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholder, or they will receive commissions from purchasers of securities for whom they acted as agents.


                      DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock. At June 10, 1999, we had 13,644,291 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to the shareholders. In electing directors, however, each shareholder is entitled to cumulate votes for any candidate if, before the voting, the candidate's name has been placed in nomination and any shareholder has given notice of an intention to cumulate votes. The common stock is not subject to redemption or to liability for further calls or assessment. Holders of common stock will be entitled to receive dividends as may be declared by our Board of Directors out of funds legally available therefore and to share pro rata in any distribution to shareholders. The shareholders have no conversion, preemptive or other subscription rights.


                     SHARES ELIGIBLE FOR FUTURE SALE

Substantially all of the 13,644,291 shares of common stock outstanding as of June 10, 1999, and, subject to issuance, the 2,965,019 shares of common stock issuable upon exercise of outstanding options or warrants, or issuable upon conversion of outstanding convertible securities, will be freely tradeable in the public markets, in certain cases pursuant to a registration statement or available exemption from registration. Of the shares issuable upon exercise or conversion of outstanding securities, approximately 2,070,102 shares are issuable at or below $10.00 per share. The availability of shares for public sale, or the perception of this availability, may have a depressive effect on the market price of the common stock.


                                 EXPERTS

Our consolidated financial statements and the financial statement schedule included in our report on Form 10-K/A of the Company as of and for the year ended September 30, 1998, have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their reports, dated December 24, 1998, accompanying such financial statements and financial statement schedule, and are incorporated herein by reference in reliance upon the reports of such firm, which reports are given upon their authority as experts in accounting and auditing. The consolidated financial statements and schedule of The Kushner-Locke Company as of September 30, 1997 and for each of the years in the two-year period ended September 30, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission registration   $  1,531.61
NASD Listing Fee                                  $  9,377.66
Blue Sky fees and expenses                        $       -0-
Accounting fees and expenses                      $  3,000.00
Legal fees and expense                            $ 20,000.00
Miscellaneous                                     $  1,090.73

         Total                                    $ 35,000.00


None of the expenses of issuance and distribution of the securities set forth above are to be borne by the selling shareholder.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with Section 204.5 of the California General Corporation Law ("CGCL"), the our articles of incorporation, as amended, include a provision which eliminates the personal liability of our directors to us and our shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to our best interests or the best interests of our shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for act or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of a serious injury to us or our shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions in which a director has a material financial interest or (vii) under Section 316 of the CGCL (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by our board of directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director's fiduciary duty to us or our shareholders.

Our articles of incorporation also authorize us to indemnify our agents (as defined in Section 317 of the CGCL) for breach of duty to us and our shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL subject to the limits on such excess indemnification set forth in Section 204 of the CGCL. The general effect of Section 317 of the CGCL and Article V of our bylaws, as amended, is to provide for indemnification of its agents to the fullest extent permissible under California law.

We maintain insurance coverage for each of our directors and officers for claims against our directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or out in their respective capacities as directors and officers of us, or any matter claimed against them solely by reason of their status as directors or officers of us, subject to certain exceptions.


ITEM 16.   EXHIBITS.

    EXHIBIT NO.  DESCRIPTION
    -----------  -----------

    2.1 Registration Rights Agreement dated as of April 26, 1999, between The Kushner-Locke Company and The Harvey
                 Entertainment Company

    23.1         Consent of PricewaterhouseCoopers LLP

    23.2         Consent of KPMG LLP



ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, State of California, on June 10, 1999.

                                THE KUSHNER-LOCKE COMPANY,

                                By:  /s/ DONALD KUSHNER
                                Donald Kushner
                                CO-CHAIRMAN OF THE BOARD

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

<CAPTIONS>

SIGNATURE              TITLE                            DATE
---------              -----                            ----

/s/ PETER LOCKE        Co-Chairman of the Board and     June 10, 1999
Peter Locke            Co-Chief Executive Officer


/s/ DONALD KUSHNER     Co-Chairman of the Board and     June 10, 1999
Donald Kushner         Co-Chief Executive Officer and
                       Secretary


/s/ ROBERT SWAN        Senior Vice President and        June 10, 1999
Robert Swan            Chief Financial Officer


/s/ ADELINA VILLAFLOR  Controller (Chief Accounting     June 10, 1999
Adelina Villaflor      Officer)


/s/ IRWIN FRIEDMAN     Director                         June 10, 1999
Irwin Friedman


/s/ STUART HERSCH      Director                         June 10, 1999
Stuart Hersch


/s/ JOHN LANNAN        Director                         June 10, 1999
John Lannan


                              EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-----------    -----------

2.1 Registration Rights Agreement dated as of April 26, 1999, between The Kushner-Locke Company and The Harvey Entertainment
               Company

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of KPMG LLP


EXHIBIT 2.1

                        REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT dated as of April 26, 1999, by and between The Kushner-Locke Company, a California Corporation (the "Company") and The Harvey Entertainment Company, a California corporation (the "Shareholder").

                            W I T N E S S E T H

WHEREAS, pursuant to the Stock Purchase Agreement dated as of April 7, 1999, by and among the Shareholder, the Company, Roger A. Burlage, Michael R. Burns and Ken Slutsky (the "Purchase Agreement"), the Shareholder will acquire an aggregate of 468,883 shares of the Company's common stock, no par value ("Common Stock");

WHEREAS, the Purchase Agreement provides that the Shareholder will have certain demand and piggyback registration rights and it is a condition to the consummation of the acquisition of the Common Stock that the Shareholder and the Company enter into this Registration Rights Agreement;

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                ARTICLE I
                               DEFINITIONS

1.1 Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Purchase Agreement.

"Closing" shall mean the consummation of the Purchase Agreement and the transactions contemplated thereby.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as the same may be amended from time to time.

"Holders" shall mean the Shareholder and any other holders of record of the Shareholder Common Stock.

"Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or any department or agency thereof or other entity of any nature whatsoever.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder as the same may be amended from time to time.

"Shareholder Common Stock" shall mean the 468,883 shares of Common Stock issuable to the Shareholder under the terms and conditions of the Purchase Agreement.

                                ARTICLE II
                            TRANSFERS OF SHARES

2.1 Shareholder Common Stock Unregistered. The Shareholder acknowledges and represents that he has been advised by the Company that:

(a) the acquisition of the Shareholder Common Stock has not been registered under the Securities Act;

(b) the Shareholder Common Stock must be held, and the Shareholder must continue to bear (and is able to bear) the economic risk of the investment in the Shareholder Common Stock, subject to the terms and conditions of the Purchase Agreement, including without limitation Section 6.7 thereof until (i) the Shareholder Common Stock is registered pursuant to an effective registration statement under the Securities Act and all applicable state securities laws or (ii) an exemption from such registration is available;

(c) when and if shares of the Shareholder Common Stock may be disposed of without registration under the Securities Act in reliance on Rule 144 thereunder ("Rule 144"), such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule;

(d) if the Rule 144 exemption is not available, public offer or sale of Shareholder Common Stock without registration will require compliance with some other exemption under the Securities Act;

(e) a restrictive legend in the form set forth in Section 3.1(c) of the Purchase Agreement shall be placed on the certificates representing the Shareholder Common Stock; and

(f) a notation shall be made in the appropriate records of the Company indicating that the Shareholder Common Stock is subject to restrictions on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent with respect to the Common Stock.

2.2 Rule 144 Reporting. The Company agrees that to the extent reasonably necessary to permit the Shareholder to sell shares of the Shareholder Common Stock in accordance with and in reliance on Rule 144, and for so long as such shares are owned by the Shareholder and such shares are not registered for resale under the Securities Act, the Company will use its reasonable best efforts to:

(a) Make and keep public information available within the meaning of Rule 144 at all times from and after the Closing Date;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) So long as the Shareholder owns any Shareholder Common Stock issued to such Shareholder pursuant to the Purchase Agreement, inform the Shareholder upon request as to compliance by the Company with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, and provide a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed with the SEC and available to the public as may reasonably be requested in availing the Shareholder of any rule or regulation of the SEC allowing a sale of any such securities without registration.

Anything to the contrary contained in this Section 2.2 notwithstanding, the Company may deregister any of its securities under the Exchange Act if it is then permitted to do so pursuant to the Exchange Act, in which case the provisions of this Section 2.2 insofar as they relate to obligations to make filings under the Exchange Act that would no longer be required as a result of such delisting shall be of no further force or effect. Nothing in this Section shall be deemed to limit in any manner the restriction on sales of Shareholder Common Stock contained in this Agreement.


                                ARTICLE III
                            REGISTRATION RIGHTS

3.1 Automatic Registration; Demand Registration.

(a) Not later than 60 days after the Closing Date, the Company shall file a registration statement on Form S-3 (or, if not available, any other applicable form) registering the resale of the Shareholder Common Stock (the "Automatic Registration Statement").


(b) If at any subsequent time the Automatic Registration Statement has been suspended and the Company receives a written request from the Holders of at least 25% of the Shareholder Common Stock (excluding shares previously publicly sold) the Company will file a registration statement on Form S-3 or any successor form (or, if not available, any other applicable form) with the SEC within 45 days after the initiating Holder or Holders request and use its best efforts to effect the registration for resale of the Shareholder Common Stock (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit the sale and distribution by the Holders of such shares of Shareholder Common Stock under applicable law; provided, however that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.1:

(i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)  If, at such time as a request for registration pursuant to this Section
3.1 is pending, the Company has already effected two such registrations of the Shareholder Common Stock for resale pursuant to this Section 3.1, and each such registration has been declared or ordered effective; or

(iii) Other than in the case of the Automatic Registration Statement, during the period starting with the date 60 days prior to the filing of, and ending on a date three months following the effective date of, a registration statement (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Shareholder Common Stock).


3.2 Right to Include Securities. If at any time within one year after the Closing Date, or within two years thereafter if the Shareholder is deemed to be an affiliate of the Company within the meaning of Rule 144, all of the shares of Shareholder Common Stock are not then registered for resale under the Securities Act, and the Company proposes to register any shares of its Common Stock under the Securities Act on Forms S-1, S-2 or S-3 or any successor or similar forms (except for registrations on such forms solely for registration of Common Stock in connection with any warrant, option, employee benefit or dividend reinvestment plan), whether or not for sale for its own account, it will each such time as soon as practicable give written notice of its intention to do so to the Holders. In such event, upon the written request (which request shall specify the total number of shares of Shareholder Common Stock intended to be disposed of by the Holder) of any Holder made within 15 days after the receipt of any such notice (10 days if the Company gives telephonic notice with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date), the Company will use all reasonable efforts to effect the registration under the Securities Act in the manner initially proposed by the Company of all Shareholder Common Stock held by any Holder which the Company has been so requested to register for sale. If the Company thereafter determines for any reason in its sole discretion not to register or to delay registration of the Common Stock, the Company may, at its election, give written notice of such determination to the Holders and (i) in the case of a determination not to register, shall be relieved of the obligation to register any Shareholder Common Stock in connection with such registration and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Shareholder Common Stock of the Holders for the same period as the delay in registration of such other securities.

3.3  Priority in Incidental Registration.  In a registration pursuant to
Section 3.2 hereof, if the managing underwriter of any underwritten offering to which Section 3.2 pertains shall inform the Company by letter of its belief that the number of shares of Shareholder Common Stock to be included in such registration would adversely affect its ability to effect such offering, then the Company will be required to include in such registration only that number of shares of Shareholder Common Stock which it is so advised can be included in such offering without so adversely affecting it. With respect to a registration that is the subject of Section 3.2 hereof, shares of Common Stock proposed by the Company to be registered for issuance by the Company or for sale by third parties exercising "demand" registration rights shall have the first priority and all other shares of Common Stock to be registered, including any and all shares of Shareholder Common Stock owned by the Holders shall be given second priority without preference among the relevant Holders. If less than all of the shares of Shareholder Common Stock duly requested to be included in such registration are to be registered therein, such shares of Shareholder Common Stock shall be included in the registration pro rata based on the total number of such shares sought to be registered other than for issuance by the Company or for sale by third parties exercising "demand" registration rights in accordance with the preceding sentence.

3.4 Registration Procedures. In connection with the Company's obligations to register the Shareholder Common Stock for resale pursuant to this Article III, the Company will use its reasonable best efforts to effect such registration in accordance herewith and the Company will promptly:

(a) prepare and file with the SEC as soon as practicable after request for registration hereunder the requisite registration statement to effect such registration and use its reasonable best efforts to cause such registration statement to become effective and to remain continuously effective until the earlier to occur of (x) 180 days following the date on which such registration statement is declared effective (the "Effective Date") or (y) the termination of the offering being made thereunder; provided that the Automatic Registration Statement shall remain continuously in effect and not subject to such limitations until (A) if the Shareholder is not deemed to be an affiliate of the Company within the meaning of Rule 144, one year from the date of the Closing or (B) if the Shareholder is deemed to be an affiliate of the Company within the meaning of Rule 144, two years from the date of the Closing;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective as set forth above and to comply with the provisions of the Securities Act with respect to the disposition of all shares of Shareholder Common Stock covered by such registration statement until such Shareholder Common Stock has been sold or such lesser period of time as the Company, any seller of such Shareholder Common Stock or any underwriter is required under the Securities Act to deliver a prospectus in accordance with the intended methods of disposition by the sellers of such Shareholder Common Stock set forth in such registration statement or supplement to such prospectus;

(c) furnish to the managing underwriter, if any, and to the Shareholder at least one executed original of the registration statement and to each applicable Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act as may reasonably be requested by such Holder;

(d) use its reasonable best efforts (i) to register or qualify, to the extent necessary, all shares of Common Stock covered by such registration statement under the securities or "blue sky" laws of such jurisdictions where an exemption is not available as the applicable Holders shall reasonably request,
(ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect and (iii) to take any other action which may be reasonably necessary or advisable to enable the applicable Holders to consummate the disposition in such jurisdictions of such Common Stock, provided that the Company will not be required to qualify generally to do business or as a dealer in any jurisdiction where it is not then so qualified, subject itself to taxation in any such jurisdiction or take any action which would subject it to general service of process in any such jurisdiction;

(e) notify the applicable Holders and the managing underwriter, if any, promptly, and confirm such advice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the registered securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (v) of the happening of any event or information becoming known which requires the making of any changes in a registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (vi) of the Company's reasonable determination that a post-effective amendment to a registration statement would be appropriate;

(f) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification of any of the registered securities for sale in any jurisdiction, at the earliest possible moment;

(g) upon the occurrence of any event contemplated by clause (e)(v) above, prepare a supplement or post-effective amendment to the applicable registration statement or related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the securities being sold thereunder, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(h) use its reasonable best efforts to furnish to the applicable Holders a signed counterpart, addressed to the applicable Holders and the underwriters, if any, of an opinion of counsel for the Company as to the effectiveness of the registration statement registering the resale of the Shareholder Common Stock under the Securities Act;

(i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with a registration pursuant hereto;

(j) cooperate with the applicable Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing shares of Shareholder Common Stock to be sold; and enable such shares of Shareholder Common Stock to be in such denominations and registered in such names as the applicable Holders or the managing underwriters, if any, may request at least two business days prior to any sale of shares of Shareholder Common Stock to the underwriters;

(k) cause all shares of Common Stock covered by the registration statement to be listed on each securities exchange, if any, or Nasdaq, on which securities of such class, series and form issued by the Company, if any, are then listed or traded if requested by the managing underwriters, if any, or the Holders of a majority of the shares of Common Stock covered by the registration statement and entitled hereunder to be so listed; and

(l) cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD") and in the performance of any due diligence investigation by any underwriter (including any qualified independent underwriter that is required to be retained in accordance with the rules and regulations of the NASD).

The Company may require the Holders to furnish to the Company such information and documents regarding the Holders and the distribution of such securities as the Company may from time to time reasonably request in writing in order to comply with the Securities Act.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.4(e)(ii), (iii),
(iv), (v) or (vi) hereof, it will forthwith discontinue disposition pursuant to such registration statement of any shares of Common Stock covered by such registration statement or prospectus until its receipt of the copies of the supplemented or amended prospectus relating to such registration statement or prospectus or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed (and the period of such discontinuance shall be excluded from the calculation of the period specified in clause (x) of Section 3.4(a)) and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in their possession, of the prospectus covering such securities in effect at the time of receipt of such notice. The Holders agree to furnish the Company a signed counterpart, addressed to the Company and the underwriters, if any, of an opinion of counsel covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of selling stockholder's counsel delivered to the underwriters in underwritten public offerings of securities (and dated the dates such opinions are customarily dated) and such other legal matters as the Company or the underwriters may reasonably request.

3.5 Incidental Underwritten Offerings. If the Company at any time proposes to register any shares of its common stock under the Securities Act as contemplated by Section 3.2 and such shares are to be distributed by or through one or more underwriters, the Company and, if the managing underwriter shall elect in writing to include the shares of the Shareholder Common Stock sought to be included in such registration, the Holders who hold Shareholder Common Stock to be distributed by such underwriters in accordance with Section
3.2 shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of them and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to their obligations. The Company may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of the Holders to and for the benefit of such underwriters shall also be made to and for the benefit of the Company.

3.6 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the Holders, the underwriters, if any, and their respective counsel and accountants the opportunity (but such Persons shall not have the obligation except as set forth herein) to participate (in the case of a registration pursuant to
Section 3.2 hereof such participation shall be at their expense), in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and, to the extent practicable, each amendment thereof or supplement thereto, and will give each of them such access to its books and records (to the extent customarily given to the underwriters of the Company's securities) and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holders, and the underwriters' respective outside counsel to conduct a reasonable investigation within the meaning of the Securities Act.


3.7 Limitations, Conditions and Qualifications to Obligations under Registration Covenants. The obligations of the Company to use its reasonable efforts to cause the Shareholder Common Stock to be registered under the Securities Act are subject to each of the following limitations, conditions and qualifications (except in the case of the Automatic Registration Statement):

(a) The Company shall be entitled to postpone for a reasonable period of time the filing or effectiveness of, or suspend the rights of the Holders to make sales pursuant to, any registration statement otherwise required to be prepared, filed and made and kept effective by it hereunder (but the duration of such postponement or suspension may not exceed the earlier to occur of (w) 30 days after the cessation of the circumstances described in clauses (i) and
(ii) below or (x) 120 days after the date of the determination of the Board of Directors referred to below, and the duration of such postponement or suspension shall be excluded from the calculation of the period specified in clause (x) of Section 3.4(a)) if the Board of Directors of the Company determines in good faith that (i) there is a material undisclosed development in the business or affairs of the Company (including any pending or proposed financing, recapitalization, acquisition or disposition), the disclosure of which at such time would be adverse to the Company's interests or (ii) the Company has filed a registration statement with the SEC, such registration statement has not yet been declared effective, the Company is using its reasonable best efforts to have such registration statement declared effective, and the underwriters with respect to such registration advise that such registration would be adversely affected. If the Company shall so delay the filing of a registration statement, it shall, as promptly as practicable, notify the applicable Holders of such determination, and such applicable Holders shall have the right (y) in the case of a postponement of the filing or effectiveness of a registration statement to withdraw the request for registration by giving written notice to the Company within 10 days after receipt of the Company's notice or (z) in the case of a suspension of the right to make sales, to receive an extension of the registration period equal to the number of days of the suspension.

(b) The Company's obligations shall be subject to the obligations of each Holder, which each Holder hereby acknowledges, to furnish all information and materials and to take any and all actions as may be required under applicable federal and state securities laws and regulations to permit the Company to comply with all applicable requirements of the SEC and state securities regulators and to obtain any acceleration of the effective date of such registration statement or maintain the effectiveness of currency thereof.

(c) The Company shall not be obligated to cause any special audit to be undertaken in connection with any registration pursuant hereto unless such audit is requested by the underwriters with respect to such registration.

(d) If requested by the Company, each Holder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Shareholder Common Stock (other than in accordance with Sections 3.1 or 3.2) within 30 days before or 60 days after the effective date of a registration statement filed pursuant to Sections 3.1 or 3.2.


3.8 Expenses. The Company will pay its own actual expenses (including legal fees) incurred in connection with each demand and incidental registration of Shareholder Common Stock pursuant to Sections 3.1 and 3.2 of this Agreement, including, without limitation, any and all filing fees payable to the SEC, fees with respect to filings required to be made with stock exchanges, Nasdaq and the NASD, fees and expenses of compliance with state securities or blue sky laws, printing expenses, fees and disbursements of counsel and accountants of the Company, including costs associated with comfort letters, and fees and expenses of other Persons retained by the Company, and, in the case of a demand registration pursuant to Section 3.1 of this Agreement, all reasonable costs, expenses and fees of one legal counsel for the Holders (which legal counsel shall be chosen by the majority-in-interest of the Holders in their discretion), but each Holder shall pay its own underwriters' expenses (such as but not limited to discounts, commissions and fees of underwriters and expenses included therein of selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the securities being registered) and legal expenses (except as set forth above). The Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and the expense of securities law liability insurance and rating agency fees, if any and the legal expenses of the Shareholder's counsel in connection with the Automatic Registration Statement.

3.9  Indemnification.

(a) Indemnification by the Company. In connection with any registration pursuant hereto in which Shareholder Common Stock are to be disposed of, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder and, when applicable, its officers, directors, agents and employees and each Person who controls (or is controlled by or under common control with) each Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, including, without limitation, any loss, claim, damage, liability or expense resulting from the failure to keep a prospectus current as required hereunder, except insofar as the same (i) are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein or (ii) are caused by such Holder's failure to deliver a copy of the current required prospectus after the Company has furnished such Holder with a sufficient number of copies of such prospectus as requested hereunder or (iii) arise in respect of any offers to sell or sales made during any period when such Holder is required to discontinue sales under Section 3.4(e). The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals (if any) participating in the distribution of the Shareholder Common Stock, their officers and directors and each person who controls such Persons (within the meaning of the Securities
Act and the Exchange Act) to the same extent (and subject to the same exceptions) as provided above with respect to the indemnification of the Holders and shall enter into an indemnification agreement with such Persons containing such terms, if requested.


(b) Indemnification by the Holders. In connection with each registration statement effected pursuant hereto in which Shareholder Common Stock is to be disposed of, each Holder whose shares of Shareholder Common Stock are included in such registration statement shall indemnify and hold harmless, to the fullest extent permitted by law, the Company and its directors, officers, agents and employees and each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) and the managing underwriter, if any, and its directors, officers, agents and employees and each person who controls such underwriter (within the meaning of the Securities Act and the Exchange Act), in each case against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in such registration statement or prospectus or preliminary prospectus or necessary to make the statements therein not misleading, to the extent but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by the Company expressly for inclusion in such registration statement or prospectus. In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds received or to be received by such Holder upon the sale of the securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall give prompt notice to the indemnifying party of any claim with respect to which it shall seek indemnification and shall permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party shall have agreed to pay such fees or expenses, or (ii) the indemnifying party shall have failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such Person or (iii) such assumption would constitute an actual conflict of interest (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party shall not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld). No indemnified party shall be required to consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a written release in form and substance reasonably satisfactory to such indemnified party from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one firm of counsel (and, if necessary, local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless a conflict of interest as to the subject matter exists between such indemnified party and another indemnified party with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of additional counsel for such indemnified party.

(d) Contribution. If for any reason the indemnification provided for herein is unavailable to an indemnified party or is insufficient to hold it harmless as contemplated hereby, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claims damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that in no event shall the liability of any Holder for such contribution and indemnification exceed, in the aggregate, the dollar amount of the proceeds received or to be received by such Holder upon the sale of securities giving rise to such indemnification and contribution obligation.

3.10 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell its Shareholder Common Stock on the basis provided in and in compliance with any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and to comply with Regulation M under the Exchange Act, and (b) completes and executes all questionnaires, appropriate and limited powers-of-attorney, escrow agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that all such documents shall be consistent with the provisions hereof.

                              ARTICLE IV
                             MISCELLANEOUS

4.1 Recapitalizations, Exchanges, Etc. Affecting Shareholder Common Stock. The provisions of this Agreement shall apply, to the fullest extent set forth herein with respect to Shareholder Common Stock, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shareholder Common Stock, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination recapitalization, reclassification, merger, consolidation or otherwise; provided, however, that such provisions shall apply only to any class or classes of stock which have the right, without limitation as to amount, either to all or a share of the balance of current dividends and liquidating dividends after payment of dividends and distributions on any shares entitled to preference so issued or issuable upon the conversion, exchange or exercise, as the case may be, of securities of the Company so issued.

4.2 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

4.3 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by either party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

4.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:


(a)  if to the Company, addressed to:

     The Kushner-Locke Company
     11601 Wilshire Boulevard, 21st Floor
     Los Angeles, California 90025
     Fax: (310) 481-2093
     Attn: Secretary

(b) If to any Holder, to such address as may appear on the records of the Company.


4.5 Governing Law. This Agreement shall be governed by and construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California without regard to choice of law principles hereof.

4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

4.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

4.8 Cumulative Remedies. All rights and remedies of the party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                          THE KUSHNER-LOCKE COMPANY


                          By: /S/ DONALD KUSHNER
                          Name:
                          Title:



                          SHAREHOLDER:

                          THE HARVEY ENTERTAINMENT
                          COMPANY


                          By: /S/ ANTHONY J. SCOTTI
                          Name:
                          Title:

<CAPTIONS>
                          TABLE OF CONTENTS
                                                                      	Page

ARTICLE I  DEFINITIONS                                                  1
1.1  Defined Terms                                                      1

ARTICLE II  TRANSFERS OF SHARES                                         2
2.1  Shareholder Common Stock Unregistered                              2
2.2  Rule 144 Reporting                                                 3

ARTICLE III  REGISTRATION RIGHTS                                        3
3.1  Automatic Registration; Demand Registration                        3
3.2  Right to Include Securities                                        4
3.3  Priority in Incidental Registration                                5
3.4  Registration Procedures                                            5
3.5  Incidental Underwritten Offerings                                  8
3.6  Preparation; Reasonable Investigation                              8
3.7  Limitations, Conditions and Qualifications to Obligations under
        Registration Covenants                                          8
3.8  Expenses                                                           9
3.9  Indemnification                                                   10
3.10 Participation in Underwritten Registrations                       12

ARTICLE IV  MISCELLANEOUS                                              12
4.1  Recapitalizations, Exchanges, Etc. Affecting Shareholder Common
        Stock                                                          12
4.2  Binding Effect                                                    12
4.3  Amendment; Waiver                                                 12
4.4  Notices                                                           13
4.5  Governing Law                                                     13
4.6  Counterparts                                                      13
4.7  Invalidity                                                        13
4.8  Cumulative Remedies                                               13


EXHIBIT 23.1


The Board of Directors
The Kushner-Locke Company:


We consent to the incorporation by reference in the registration statement
(No.      ) on Form S-3 of our reports dated December 24, 1998, on our audit of the consolidated financial statements and the financial statement schedule of The Kushner-Locke Company as of and for the year ended September 30, 1998, which reports are included in the Annual Report on Form 10-K/A incorporated herein.



/s/ PRICEWATERHOUSECOOPERS LLP


Los Angeles, California
June 10, 1999

                    CONSENT OF INDEPENDENT AUDITORS

EXHIBIT 23.2

The Board of Directors
The Kushner-Locke Company:

We consent to incorporation by reference in the registration statement on Form S-3 of The Kushner-Locke Company of our report dated
December 26, 1997, relating to the consolidated balance sheet of The Kushner-Locke Company and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 1997, and the related schedule for each of the years in the two-year period ended September 30, 1997, which report appears in the September 30, 1998 annual report on Form 10-K/A of The Kushner-Locke Company.

We consent to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP


Los Angeles, California
June 4, 1999